Exhibit 99.1

Intermex Reports Strong Third-Quarter Growth

Continues to increase market share, double-digit increases in key financial measures

Company to Host Conference Call Today at 9 a.m. ET

MIAMI, (November 9, 2022) – International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), one of the nation’s leading omnichannel money transfer services to Latin America, today reported strong growth during the third quarter of 2022. With double-digit increases in all of the Company’s key financial performance measures, the Company continues its four-year track record of exceptional earnings growth as a public company.

Financial performance highlights for the third quarter of 2022 compared with the same period last year are:
•	Revenues of $140.8 million, up 16.6%.
•	Net Income of $16.6 million, up 44.5%.
•	Diluted EPS of $0.43 per share, up 48.3%.
•	Adjusted Net Income of $20.7 million, up 32.3%.
•	Adjusted Diluted EPS of $0.54 per share, up 35.0%.
•	Adjusted EBITDA of $27.8 million, up 21.5%.

“Intermex stands out as one of the world’s premier remittance service companies, consistently delivering strong results and setting performance records quarter after quarter,” said Bob Lisy, chairman, chief executive officer and president of Intermex. “The superior third-quarter results we reported today are indicative of the company’s ability to sustain outsized growth, which includes capturing an ever-larger share of the fast-growing market we operate in. With our recent acquisition of La Nacional, Intermex will now have a greater than 20% combined market share in seven key markets that comprise 87% of all U.S. remittances to Latin American and the Caribbean (LACA). Underpinning the company’s success is the unique, hard-to-replicate omnichannel business model - retail and digital – that we are continuously improving and expanding. Intermex has a proven track record of success that is creating significant value for its shareholders” Lisy added.

Third Quarter 2022 Financial Results (all comparisons are to the Third Quarter 2021)
Total revenues for the Company were $140.8 million, up 16.6%. Contributing to the strong revenue growth was the 8.8% increase in the nationwide network of independent retail Intermex agents and an 11.4% increase in unique, active customers. In the quarter the Company generated 12.2 million money transfer transactions from 3.0 million customers, an increase of 16.0%. Also contributing to the record number of transactions was the 110% growth in digital transactions. The transaction growth resulted in a 17.0% increase in the principal amount transferred to $5.5 billion. This principal translates to a 22.2% market share in the combined Mexico, Guatemala, El Salvador, and Honduras markets, up from 21.8% in the third quarter of 2021.

Net income grew 44.5% to $16.6 million. Diluted earnings per share were $0.43, an increase of 48.3%. Net income and EPS growth reflect the increased revenues, improved efficiencies on service charges from agents and banks, lower amortization expense, and lower share count resulting from stock repurchases. These benefits were partially offset by increases in salaries, general and administrative expenses, interest expense, and tax expense. In the quarter the Company took an additional $1.6 million provision on deposit balances held by a bank previously forced into closure by the Mexican banking regulator, and also recorded an additional non-cash stock compensation expense of $1.1 million related to updated vesting assumptions for a specific PSU grant. The Company also benefited from a $2.9 million tax benefit on deductible compensation as result of equity awards exercised during the third quarter.

Adjusted net income increased 32.3% to $20.7 million, and adjusted diluted earnings per share were $0.54, an increase of 35.0%, reflecting the items noted above in net income, adjusted for certain non-cash expenses, other charges, and tax adjustments, including the bank reserve and non-cash stock expense.

Adjusted EBITDA increased 21.5% to $27.8 million, primarily due to the same factors driving increases in net income discussed above.

Adjusted and other non-GAAP measures discussed above and elsewhere in this press release are defined below under the heading, Non-GAAP Measures.

Year-to-Date Financial Results for 2022 (all comparisons are to the first nine months of 2021)
Revenues increased by 18.2% to $392.4 million. Driving that growth was a 17.8% increase in net money transfer transactions. A 107% increase in digital transactions initiated also contributed to this growth. Principal amount sent increased 22.2% to $15.2 billion.

The Company reported net income of $44.3 million, an increase of 31.3%. Diluted earnings per share were $1.14, an increase of 32.6%, attributable to the year-to-date effects of the same items noted above for the third quarter of 2022.

Adjusted net income totaled $52.4 million, an increase of 25.9%. Adjusted diluted earnings per share totaled $1.35, an increase of 27.4%, attributable to the same items noted above for the third quarter of 2022.

Adjusted EBITDA increased 21.1% to $76.2 million, attributable to the same items noted above for the third quarter of 2022 and the higher net effect of the adjusting items detailed in the reconciliation table below following the unaudited condensed consolidated financial statements.

Other Items
The Company ended the third quarter of 2022 with $105.1 million in cash, a decrease of 8.3% compared to June 30, 2022 due to the third quarter ending on a Friday, a more active day for business activity versus the second quarter. The cash balance was also impacted by stock repurchases during the quarter, partially offset by the cash generated over that period.

Net Free Cash Generated was up 55.2% to $18.4 million in the third quarter of 2022.

The Company repurchased approximately 1.3 million shares of its common stock for $30.1 million during the third quarter of 2022 and approximately 2.4 million shares for $49.3 million from inception to date at an average price of $20.92 under the Company’s stock repurchase authorization and a privately-negotiated transaction with a stockholder.

2022 Guidance
The Company is reiterating its full-year guidance compared with the full-year 2021 and expects:

■	Revenue of $542 million to $551 million, an increase of 18% to 20%.
■	Net Income of $60 million to $61 million, an increase of 28% to 30%.
■	Adjusted Net Income of $68 million to $69 million, an increase of 19% to 20%.
■	Adjusted EBITDA of $104 million to $106 million, an increase of 20% to 22%.

Non-GAAP Measures
Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Net Free Cash Generated, each a Non-GAAP financial measure, are the primary metrics used by management to evaluate the financial performance of our business. We present these Non-GAAP financial measures because we believe they are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe they help highlight trends in our operating results, because certain of such measures exclude, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted Net Income is defined as Net Income adjusted to add back certain charges and expenses, such as non-cash amortization of certain intangibles resulting from business acquisition transactions, non-cash compensation costs, and other items outlined in the reconciliation tables below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted Earnings per Share – Basic and Diluted is calculated by dividing Adjusted Net Income by GAAP weighted-average common shares outstanding (basic and diluted).

Adjusted EBITDA is defined as Net Income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as non-cash compensation costs and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

Net Free Cash Generated is defined as Net Income before provision for credit losses and depreciation and amortization adjusted to add back certain non-cash charges and expenses, such as non-cash compensation costs, and reduced by cash used in investing activities and servicing of our debt obligations.

Adjusted Net Income, Adjusted Earnings per share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows, or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Reconciliations of Net Income, the Company’s closest GAAP measure, to Adjusted Net Income, Adjusted EBITDA, and Net Free Cash Generated, as well as a reconciliation of Earnings per share to Adjusted Earnings per share and Net Income Margin to Adjusted EBITDA Margin, are outlined in the tables below following the unaudited condensed consolidated financial statements. A quantitative reconciliation of projected Adjusted Net Income and Adjusted EBITDA to the most comparable GAAP measure is not available without unreasonable efforts because of the inherent difficulty in forecasting and quantifying the amounts necessary under GAAP guidance for operating or other adjusted items including, without limitation, costs and expenses related to acquisitions and other transactions, share-based compensation, tax effects of certain adjustments and losses related to legal contingencies or disposal of assets.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 9:00 a.m. Eastern Time today. The conference call can be heard by dialing: 1-844-826-3033 (U.S.) or 1-412-317-5185 (outside the U.S.) ten minutes before the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com. Registration for the event is required, so please register at least five minutes before the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views concerning certain events that are not historical facts but could affect our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, projected results of operations, and expectations for the Company. These statements may include and be identified by words or phrases such as, without limitation, “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “approximately,” “shall,” “our planning assumptions,” “future outlook,” “currently,” “target,” “guidance”, “remains”, and similar expressions (including the negative and plural forms of such words and phrases). Our forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments, projections about our business and our industry, and macroeconomic conditions, and are subject to various risks, uncertainties, estimates, contingencies, and other factors, many of which are beyond our control, that could cause actual results to differ from those expressed or implied by the forward-looking statements and could materially adversely affect our business, financial condition, results of operations, cash flows and liquidity. Such factors include, among others, our ability to successfully execute, manage and integrate key acquisitions and mergers; economic factors such as inflation, the level of economic activity and labor market conditions, as well as rising interest rates, the public health conditions, responses thereto and the economic and market effects thereof; competition in the markets in which we operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; our ability to maintain favorable agent relationships; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial market illiquidity or financial institution illiquidity; new technology or competitors such as digital platforms; cyber-attacks or disruptions to our information technology, computer network systems, data centers and phone apps; our ability to satisfy our debt obligations and remain in compliance with our credit facility requirements; customer confidence in our brand and in consumer money transfers generally; our ability to maintain compliance with applicable regulatory requirements; international political factors, political stability, tariffs, border taxes or restrictions on remittances or transfers;  currency restrictions and volatility in countries in which we operate or plan to operate; consumer fraud and other risks relating to the authenticity of customers’ orders; changes in immigration laws and their enforcement; our ability to protect intellectual property rights; our ability to recruit and retain key personnel; and other factors, risks and uncertainties, including those described in the “Risk Factors” and other sections of periodic reports that we file with the Securities and Exchange Commission. Accordingly, we caution investors and all others not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made and we undertake no obligation to update any of the forward-looking statements.

About International Money Express, Inc.
Founded in 1994, Intermex applies proprietary technology enabling consumers to send money from the United States and Canada to 18 countries in Latin America and the Caribbean, including Mexico and Guatemala, eight countries in Africa, two countries in Asia, and two counties in Europe, through a network of independent neighborhood agents and company-owned stores. The Company provides the digital movement of money through a network of agent retailers in the United States and Canada; through Company-operated stores; digitally through our mobile app; and via the Company’s website. Transactions are fulfilled and paid through thousands of retail and bank locations in Latin America, Africa, Asia, and Europe. Intermex is headquartered in Miami, Florida, with international offices in Puebla, Mexico, and Guatemala City, Guatemala. For more information about Intermex, please visit www.intermexonline.com.

Mike Gallentine
Vice President of Investor Relations
mgallentine@intermexusa.com
tel. 305-671-8005

Condensed Consolidated Balance Sheets

(in thousands of dollars)	September 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash	$105,052	$132,474
Accounts receivable, net	100,061	67,317
Prepaid wires, net	104,114	56,766
Prepaid expenses and other current assets	8,906	6,988
Total current assets	318,133	263,545

Property and equipment, net	22,614	17,905
Goodwill	36,260	36,260
Intangible assets, net	12,599	15,392
Other assets	9,295	7,434
Total assets	$398,901	$340,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$4,429	$3,882
Accounts payable	22,464	23,151
Wire transfers and money orders payable, net	74,444	56,066
Accrued and other liabilities	32,223	33,760
Total current liabilities	133,560	116,859

Long-term liabilities:
Debt, net	118,753	79,211
Lease liabilities, net	1,525	-
Deferred tax liability, net	50	1,426
Total long-term liabilities	120,328	80,637

Stockholders' equity:
Total stockholders' equity	145,013	143,040
Total liabilities and stockholders' equity	$398,901	$340,536

Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except for share data)	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenues:
Wire transfer and money order fees, net	$120,718	$104,191	$336,340	$284,409
Foreign exchange gain, net	18,851	15,643	52,719	45,347
Other income	1,198	873	3,309	2,275
Total revenues	140,767	120,707	392,368	332,031

Operating expenses:
Service charges from agents and banks	93,658	81,416	262,717	222,654
Salaries and benefits	13,853	10,859	36,911	30,909
Other selling, general and administrative expenses	10,232	9,966	24,964	22,549
Depreciation and amortization	2,278	2,362	6,712	7,041
Total operating expenses	120,021	104,603	331,304	283,153

Operating income	20,746	16,104	61,064	48,878

Interest expense	1,466	968	3,530	3,562

Income before income taxes	19,280	15,136	57,534	45,316

Income tax provision	2,654	3,629	13,270	11,605

Net income	$16,626	$11,507	$44,264	$33,711

Earnings per common share:
Basic	$0.44	$0.30	$1.16	$0.88
Diluted	$0.43	$0.29	$1.14	$0.86

Weighted-average common shares outstanding:
Basic	37,390,632	38,647,931	37,999,709	38,441,767
Diluted	38,425,868	39,336,051	38,907,283	39,071,622

Reconciliation from Net income to Adjusted Net income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except for per share data)	2022	2021	2022	2021

	(Unaudited)		(Unaudited)

Net income	$16,626	$11,507	$44,264	$33,711

Adjusted for:
Share-based compensation (a)	2,625	1,112	5,558	3,382
Loss on bank closure (b)	1,583	2,000	1,583	2,000
Transaction costs (c)	258	-	474	-
Other charges and expenses (d)	301	1,300	759	1,593
Amortization of intangibles (e)	972	1,264	2,916	3,789
Income tax benefit related to adjustments (f)	(1,632)	(1,514)	(3,200)	(2,896)
Adjusted net income	$20,733	$15,669	$52,354	$41,579

Adjusted earnings per common share
Basic	$0.55	$0.41	$1.38	$1.08
Diluted	$0.54	$0.40	$1.35	$1.06

(a) Represents shared-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents losses during the three months ended September 30, 2022 and 2021, respectively related to the closure of a financial institution in Mexico during 2021.

(c) Represents primarily professional and legal fees related to business acquisition transactions.

(d) Represents primarily loss on disposal of fixed asset, sincluding a write-off of software development expenditures in an amount of $1.0 million during the three months ended September 30, 2021 (none in 2022) and foreign currency (gains) losses.

(e) Represents the amortization of intangible assets that resulted from business acquistion transactions.

(f) Represents the current and deferred tax impact of the taxable adjustments to net income using the Company’s blended federal and state tax rate for each period. Relevant tax-deductible adjustments include all adjustments to net income.

Reconciliation from GAAP Basic Earnings per Share to Adjusted Basic Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP Basic Earnings per Share	$0.44	$0.30	$1.16	$0.88
Adjusted for:
Share-based compensation	0.07	0.03	0.15	0.09
Loss on bank closure	0.04	0.05	0.04	0.05
Transaction costs	0.01	-	0.01	-
Other charges and expenses	0.01	0.03	0.02	0.04
Amortization of intangibles	0.03	0.03	0.08	0.10
Income tax benefit related to adjustments	(0.04)	(0.04)	(0.08)	(0.08)
Non-GAAP Adjusted Basic Earnings per Share	$0.55	$0.41	$1.38	$1.08

The table above may contain slight summation differences due to rounding

Reconciliation from GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP Diluted Earnings per Share	$0.43	$0.29	$1.14	$0.86
Adjusted for:
Share-based compensation	0.07	0.03	0.14	0.09
Loss on bank closure	0.04	0.05	0.04	0.05
Transaction costs	0.01	-	0.01	-
Other charges and expenses	0.01	0.03	0.02	0.04
Amortization of intangibles	0.03	0.03	0.07	0.10
Income tax benefit related to adjustments	(0.04)	(0.04)	(0.08)	(0.07)
Non-GAAP Adjusted Diluted Earnings per Share	$0.54	$0.40	$1.35	$1.06

The table above may contain slight summation differences due to rounding

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Net income	$16,626	$11,507	$44,264	$33,711

Adjusted for:
Interest expense	1,466	968	3,530	3,562
Income tax provision	2,654	3,629	13,270	11,605
Depreciation and amortization	2,278	2,362	6,712	7,041
EBITDA	23,024	18,466	67,776	55,919
Share-based compensation (a)	2,625	1,112	5,558	3,382
Loss on bank closure (b)	1,583	2,000	1,583	2,000
Transaction costs (c)	258	-	474	-
Other charges and expenses (d)	301	1,300	759	1,593
Adjusted EBITDA	$27,791	$22,878	$76,150	$62,894

(a) Represents share-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents losses during the three months ended September 30, 2022 and 2021, respectively related to the closure of a financial institution in Mexico during 2021.

(c) Represents primarily professional and legal fees related to business acquisition transactions.

(d) Represents primarily loss on disposal of fixed assets,  including a write-off of software development expenditures in an amount of $1.0 million during the three months ended September 30, 2021 (none in 2022) and foreign currency (gains) losses.

Reconciliation from Net Income Margin to Adjusted EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net Income Margin	11.8%	9.5%	11.3%	10.2%
Adjusted for:
Interest expense	1.0%	0.8%	0.9%	1.1%
Income tax provision	1.9%	3.0%	3.4%	3.5%
Depreciation and amortization	1.6%	2.0%	1.7%	2.1%
EBITDA	16.4%	15.3%	17.3%	16.8%
Share-based compensation	1.9%	0.9%	1.4%	1.0%
Loss on bank closure	1.1%	1.7%	0.4%	0.6%
Transaction costs	0.2%	0.0%	0.1%	0.0%
Other charges and expenses	0.2%	1.1%	0.2%	0.5%
Adjusted EBITDA Margin	19.7%	19.0%	19.4%	18.9%

Reconciliation of Net Income to Net Free Cash Generated

	Three months ended September 30,		Nine months ended September 30,
(in thousands of dollars)	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Net income for the period	$16,626	$11,507	$44,264	$33,711

Depreciation and amortization	2,278	2,362	6,712	7,041
Share-based compensation	2,625	1,112	5,558	3,382
Provision for credit losses	525	342	2,022	1,009
Cash used in investing activities	(2,513)	(2,342)	(9,380)	(5,523)
Term loan pay downs	(1,094)	(1,094)	(3,281)	(3,009)

Net free cash generated during the period	$18,447	$11,887	$45,895	$36,611